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                                                                  Exhibit (a)(2)

                               THE GALAXY VIP FUND

                        (A Massachusetts Business Trust)

                     CERTIFICATE OF CLASSIFICATION OF SHARES

         I, W. Bruce McConnel, do hereby certify as follows:

         (1) That I am the duly elected Secretary of The Galaxy VIP Fund ("Galaxy VIP");

         (2) That in such capacity I have examined the record of actions taken by the Board of Trustees of Galaxy VIP at a Organizational Meeting of the Board held on May 28, 1992 (the "Meeting");

         (3) That the following resolutions were duly adopted at the Meeting by the Board of Trustees of Galaxy VIP:

CLASSIFICATION OF SHARES

         RESOLVED, that pursuant to Article V of the Trust's Agreement and Declaration of Trust an unlimited number of authorized, unissued and unclassified shares of beneficial interest of the Trust be, and hereby are, classified into each of four separate classes of shares which shall be designated, respectively, Class A, Class B, Class C and Class D; and

         FURTHER RESOLVED, that (a) Class A shares of beneficial interest shall represent interests in the Money Market Fund, (b) Class B shares of beneficial interest shall represent interests in the Equity Growth Fund, (c) Class C shares of beneficial interest shall represent interests in the Asset Allocation Fund, and (d) Class D shares of beneficial interest shall represent interests in the High Quality Bond Fund; and

         FURTHER RESOLVED, that each share of Class A, Class B, Class C and Class D shall have all of the preferences, conversion and other rights, voting powers restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in the Trust's Agreement Declaration of Trust with respect to its shares of beneficial interest; and

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         FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized and empowered to execute, seal and deliver any and all documents, instruments, papers and writings, including but not limited to any instrument to be filed with the State Secretary of the Commonwealth of Massachusetts or the Worcester City Clerk, and to do any and all other acts, in the name or the Trust and on its behalf, as may be necessary or desirable in resolutions.

                  The foregoing resolutions remain in full force and effect as of the date hereof.

                                                 /s/ W. Bruce McConnel
                                                 ---------------------
                                                 W. Bruce McConnel
                                                 Secretary

Dated:  September 28, 2000

Subscribed and sworn to before
me this 28th day of September, 2000

/s/ Dorothea A. Natale
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Notary Public


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